Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Completes Sale of its SDC Division

CENTRAL ISLIP, N.Y., (Business Wire) – April 2, 2026 - CVD Equipment Corporation (NASDAQ: CVV) (“CVD” or the “Company”) today announced that it has completed the sale of the Company’s Stainless Design Concepts (“SDC”) business division.

The previously announced transaction was completed for a purchase price of approximately $16.9 million in cash, subject to customary purchase price adjustments.

CVD expects to use the proceeds from the transaction to enhance its financial flexibility and support strategic initiatives aimed at creating shareholder value. The net cash proceeds, after payment of transaction expenses and taxes are approximately $15.0 million. Of this amount, $900,000 will be held in escrow to satisfy potential post-closing adjustments and indemnification obligations in accordance with the terms of the asset purchase agreement.

The Company will retain ownership of its Saugerties, New York facility, which will be leased to the buyer for an initial term of two years.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results and performance could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

CVD Equipment Corporation Contact:
Richard Catalano, Executive Vice President & CFO
Phone: (631) 981-7081
Email: investorrelations@cvdequipment.com